Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 13, 2014 is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (“Company”), and [ ], a resident of the State of [ ] (“Executive”). Entities owned by the Company, in whole or in part, or affiliated with Company are part of the “Company” whenever that term is used in this Agreement.

Background

Executive is an executive officer of the Company. Executive holds a position of high trust, is a “Senior Leader” and is a member of the Company’s “Senior Leadership.” The Company is one of the largest insurance intermediaries in the United States of America and in the world. The stock of the Company is publicly held and traded on the New York Stock Exchange (NYSE:BRO).

The Company is engaged in the Insurance Business (as defined below) and has a compelling interest in protecting its Confidential Information and/or Trade Secrets (as such terms are defined below), retaining its employees, and maintaining its current and future customer relationships and business goodwill. Executive has been and will be provided extensive and intimate knowledge of the Company’s strategic goals, including customized plans and processes developed by the Company, whether through the Executive’s efforts or otherwise, which are not known to others in the industry and which give the Company competitive advantage. In addition, Executive has responsibility for the performance and results of various business units, divisions, and profit centers of the Company, and for developing and/or executing strategic plans for the Company.

Executive’s entry into this Agreement with the Company is a condition to Executive’s employment with the Company, whether such employment is new or continuing.

1. Definitions. The following terms, when capitalized, are defined terms with the following meanings:

(a) “Insurance Business” means the Company’s insurance intermediary business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer compliance, Social Security disability and Medicare benefits advocacy services (as such products and services may be developed, added by acquisition or modified from time to time). Relationships of the Company with insurance carriers, intermediaries, vendors, parties to whom Company provides risk management, administrative, or any other service offered by Company, form a part of the Company’s Insurance Business.

(b) “M&A Prospect” means any business entity with which the Company has directly or indirectly, entertained discussions or requested and received information relating to an actual or potential Transaction as defined below within the two (2)-year period immediately preceding Separation (as defined below).

(c) “Transaction” means an agreement to acquire an M&A Prospect by (1) asset acquisition, (2) stock acquisition, (3) merger, or (4) any other form of business combination by which an M&A Prospect becomes a part of the Company.

(d) “M&A Process” means engagement in one or more of the following processes involving an M&A Prospect: (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with an M&A Prospect or its representative; (iii) the pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information provided by or on behalf of an M&A Prospect to determine whether the Company should pursue a Transaction; (iv) the negotiation of terms of a Transaction; (v) the consummation or termination of a potential Transaction and, if consummated; (vi) the integration of the M&A Prospect into the Company and monitoring of the performance of a completed Transaction.

(e) “Separation” means the cessation of Executive’s employment with the Company under any circumstances.

(f) “Separation Date” means the effective date of any Separation. A change in title or duties in which Executive remains employed by the Company shall not constitute a Separation.

(g) “Information” means any and all non-public information, and data of the Company that relates to the Insurance Business, regardless whether kept in a document, electronic storage medium, and includes, but is not limited to all compilations, programs, devices, strategies, and methods. Information that is provided to Company by third parties is not deemed public even though the third party may provide limited access to the Information to others in the course of the third party’s business or financial dealings. Information is public only if it is widely and easily available to anyone, whether within or outside of the Insurance Business, and is not a unique compilation of public information prepared by Company for use in the Insurance Business.

(h) “Confidential Information” means the Information described in Section 5 of this Agreement, below.

(i) “Trade Secret” means the same as defined by the Florida Uniform Trade Secrets Act, or equivalent statute, as amended from time to time, and generally means any information that is not generally known, has independent economic value by reason of not being widely known, and as to which the Company takes reasonable precautions to protect its secrecy.

(j) “Client Account” means any person or entity which has compensated Company for services during the Restricted Period. Client Account does not include insurance carriers, wholesale brokers, syndicates or other entities which pay Company, or share with Company, fees or commissions related to the Insurance Business.

(k) “Restricted Period” means the period(s) during which Executive is employed by the Company and the two-year period following Separation. If Executive is reemployed by Company during the two-year period following Separation, the prior Separation shall be deemed of no effect and Executive’s employment shall be deemed continuous until a subsequent Separation for purposes of post-employment covenants.

2. Employment Terms and Job Duties.

(a) In consideration of Executive’s entry into this Agreement, the Company agrees to (i) continue to employ Executive upon the terms and conditions set forth in this Agreement, subject to the terms of Section 4(a) of this Agreement. Executive shall have the title of [                    ], and or such other title(s) as may be assigned by the Company from time to time. Executive’s title(s) and duties may change from time to time pursuant to management and corporate governance decisions. Executive shall abide by the policies, procedures and guidelines of the Company, as the same may be modified, amended or replaced from time to time.

(b) Executive shall devote full time and effort to promoting the Company’s business. During Executive’s employment by Company, Executive shall not, directly or indirectly, engage in the Insurance Business except for the account of the Company or as directed by the Company. Executive shall not, prior to Separation, engage in the planning or organizing of any business activity that is competitive with the Company’s Insurance Business, or which would conflict with the interests of the Company; provided, however, that Executive shall be permitted to serve as a member of the Board of Directors for companies or entities that are not in conflict or competitive with Company’s Insurance Business in accordance with policies of the Company related to such service as such policies may exist from time to time. Ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation is not a violation of this clause.

(c) Executive shall have broad discretion to direct those aspects of the business and affairs of the Company for which Executive is responsible, subject to Company’s corporate policies, industry regulations, and subject to applicable law.

(d) Executive’s duties may include, without limitation, the duties to: Hire and discharge from employment profit center leaders, regional operations leaders (in consultation with and subject to the approval of the Company’s Chief Financial Officer), and certain other employees of Company in accordance with Company’s procedures; negotiate and approve sales and purchases of Insurance Business accounts and books of business; refer and recommend business enterprises as M&A Prospects; pursue new and existing insured customers and business relationships with insurance or reinsurance carriers, other insurance or reinsurance markets, intermediaries, brokers and agents, and other third parties; develop, plan, implement and execute strategies to improve operational results; implement policies and procedures necessary for the operation of business units reporting to Executive, provided that they are not materially inconsistent with those of Company; and make determinations concerning compensation to be paid to persons working for business units reporting to Executive.

(e) The Parties acknowledge and agree that the successful execution of the M&A Process is an integral part of the Company’s short-term and long-term business strategy and success. Executive’s participation in the M&A Process reflects that Company reposes a high level of confidence and trust in Executive.

(f) The Company shall indemnify, defend and hold Executive harmless from and against any claims or causes of action against Executive arising out of Executive’s activities conducted in the course and scope of Executive’s employment with the Company, except for Executive’s activities that are adjudicated to constitute a crime, fraud or reflect reckless disregard of the interests of the Company, its employees, or those with whom the Company deals within the Insurance Business. Prior to adjudication of any claim of crime, fraud or reckless misconduct, the Company shall use its sound discretion, based upon information available, in determining whether to defend the acts of Executive. This indemnification agreement shall not apply to any claim by Company in which the Company’s interests are adverse to those of Executive. Executive shall also be afforded coverage under the Company’s directors and officers (D&O) policies according to their terms as they exist from time to time. When Executive serves as an officer or director of a non-competitive outside entity as described in Section 2(b) of this agreement, or of an entity for whom Executive has been approved to serve as a board member, and Executive is not covered in whole or in part by D&O insurance by that entity, Company will indemnify Executive against any claims arising in the course of that service, subject to the exceptions stated in the first sentence of this Section 2(f).

3. Compensation and Benefits.

(a) Executive’s compensation shall be as agreed between the Company and Executive from time to time, subject to withholding for state and federal income tax, FICA, FUTA, SUTA, and other required statutory deductions.

(b) So long as Executive remains employed as a Senior Leader in the Company, Executive shall be eligible for a performance-based bonus each year, as determined in accordance with the compensation policies of the Company as they exist from time to time, and as modified in the sole and unfettered discretion of the Compensation Committee of the Company’s Board of Directors and/or the Company’s President and/or Chief Executive Officer.

(c) So long as Executive remains employed as a Senior Leader in the Company, Executive shall be eligible to participate in the equity incentive plans, including, without limitation, a performance-triggered stock grant (“PTSG”) under the Company’s 2010 Stock Incentive Plan (“SIP”) and other SIP grants, as determined and approved in accordance with the compensation policies of the Company as they exist from time to time and as modified in the sole and unfettered discretion of the Compensation Committee of the Company’s Board of Directors and/or the Company’s President and/or Chief Executive Officer.

(d) Executive shall also be entitled to reimbursement of reasonable business expenses as approved by the Company’s Controller, or his/her designee.

4. Term of Agreement.

(a) Executive shall serve as an at-will employee of the Company, meaning that this Agreement may be terminated by Company or Executive at any time with or without cause or advance notice.

(b) Separation shall not release either Executive or the Company from obligations of Section 5 of this Agreement until the end of the Restricted Period. Upon notice of Separation, the Company shall have the right to suspend Executive from some or all duties. The Company has the further right to impound all property on Company premises which Company reasonably believes may constitute or contain Confidential Information or Trade Secrets, including such property owned by Executive, for a reasonable time following Separation, and to remove and retain from such property any Confidential Information or Trade Secrets contained therein. Should this procedure be used, Company will exercise due care to avoid invasion of Executive’s privacy. Executive hereby accepts and consents to these procedures. Executive acknowledges that Executive has no right or expectation of privacy with respect to property kept on Company premises which contains or may contain Confidential Information or Trade Secrets, including any Information maintained on computer systems of the Company utilized by Executive during employment by the Company.

5. Confidential Information and Trade Secrets; Post-Separation Restrictive Covenants; Related Matters.

(a) The following Information is Confidential Information and/or Trade Secrets of the Company:

(i) Financial Information of any kind relating to the Company’s Insurance Business including, but not limited to the financial relationships of the Company with carriers, brokers and intermediaries. The Financial Information includes, but is not limited to, commission structures, incentive arrangements and discounts;

(ii) Material Information from or about an issuer of securities including, specifically, Brown & Brown, Inc. that could reasonably be expected to influence Executive or any other Person to purchase or sell securities of such issuer;

(iii) Sales training and producer training materials and programs produced or developed by Brown & Brown University or otherwise customized and maintained as formal training programs for producers and sales personnel of Company;

(iv) Strategic planning, marketing and sales Information, whether general or client-specific;

(v) Information regarding the Company’s contractual, strategic and course-of-dealing relationships and communications with other entities in the Insurance Business and regulatory agencies;

(vi) All Information relating to Client Accounts;

(vii) Personnel Information including compensation structures and policies;

(viii) Information concerning or containing Trade Secrets;

(ix) Information concerning communications with, and advice of, corporate or retained attorneys;

(x) Information regarding current or past M&A Prospects and Transactions, whether or not the information is subject to a nondisclosure or confidentiality agreement;

(xi) Any Information which, if known by a competitor of Company, could reasonably be expected to put the Company at a competitive disadvantage;

(xii) Information includes that which may be possessed by an agent or independent contractor of the Company for purposes of providing services to the Company, regardless whether such agent or independent contractor has executed a confidentiality agreement; and

(xiii) Confidential Information does not include any information that is publicly available (except for such public disclosures made in violation of this Agreement) or any information generally known within the insurance industry. However, Confidential Information includes the compilation of otherwise public information by the Company for a specific business purpose, where such compilation has independent economic value.

(b) Executive accepts and acknowledges the following statement with respect to Confidential Information and Trade Secrets as accurate:

(i) The Company is engaged in the highly competitive Insurance Business, and has expended and will expend significant sums of money and has invested and will invest, a substantial amount of time to develop and use, and maintain the secrecy of, the Confidential Information and/or Trade Secrets. The Company has thus obtained, and will obtain, a valuable economic asset which has enabled, and will enable, it to develop an extensive reputation and to establish long-term business relationships with its Client Accounts and other entities in the Insurance Business. Executive has and will have access to substantial portions of the Confidential Information and Trade Secrets owned by the Company. If such Confidential Information and/or Trade Secrets were disclosed to or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm, loss and damage.

(ii) Accordingly, Executive acknowledges and agrees that:

(A) The Confidential Information and Trade Secrets described herein are, and at all times hereafter shall remain, the sole and exclusive property of the Company;

(B) Executive shall not make an unauthorized disclosure of Confidential Information or Trade Secrets, and shall use utmost diligence to guard and protect the Confidential Information and Trade Secrets from any unauthorized disclosure;

(C) Following Separation, Executive shall deliver to the Company, all Information and property obtained or possessed by Executive while employed by Company in the Insurance Business, whether or not such property constitutes Confidential Information or Trade Secrets, including keys, security cards, passes, credit cards, marketing literature, and any electronic data stored on a computer. Executive shall not destroy or delete any material, including but not limited to any electronic data stored on a computer, before returning such material or property to the Company or its Affiliates.

(D) Executive understands that it is the Company’s intention to maintain the confidentiality of its Confidential Information and Trade Secrets. Executive acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information. To the contrary, Executive understands and agrees that all such information shall be deemed Confidential Information and/or Trade Secrets and Executive shall treat all such information as such.

(c) Non-Solicitation Covenant. During Executive’s employment with the Company and the Restricted Period, Executive shall not solicit, in any capacity whatsoever, other than as an employee of the Company during Executive’s employment with the Company, any Insurance Business from any Client Account. Executive acknowledges that informing Client Accounts that Executive is or may be leaving Company prior to Separation shall be deemed prohibited solicitation under this Agreement. Both Executive and Company agree to issue a joint statement regarding any Separation agreed to by both parties in advance. Should the parties fail to agree on the text of a proposed statement, each will designate a neutral representative to draft the terms to attempt to resolve the same.

(d) Non-Interference Covenants.

(i) During the Restricted Period, Executive agrees not to intentionally interfere with the business relationship between the Company and any Client Account, M&A Prospect, or any entity with which Company has maintained a business relationship in furtherance of its operations in the Insurance Business.

(ii) No Raiding Covenant. During the Restricted Period, Executive will not solicit for employment any employee or independent contractor of the Company, and further agrees that the Executive will not seek to induce any such person to terminate employment or engagement with the Company for any reason, including to work for Executive or any competitor of the Company. This clause is not intended to prohibit any other employee of Company, from soliciting or accepting employment with an entity with which Executive is also employed, so long as Executive does not induce termination of employment with Company, nor participate in the solicitation of the other employee of Company for employment by Executive’s subsequent employer.

(e) Related Matters.

(i) Executive has had an opportunity to obtain legal advice before entering into this Agreement.

(ii) Executive agrees that if the Company discovers a good faith and reasonable objective belief that a violation of this Section 5 has occurred or is imminent, the Company shall have the right to communicate the terms of this Section 5 to any prospective or current employer of Executive

(iii) In the event of a breach or threatened breach of the provisions of this Section 5, the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Executive understands and agrees that without such protection, the Company’s business would be irreparably harmed.

(iv) The provisions of this Section 5 shall be independent of any other provision of this agreement. The existence of any claim or cause of action by Executive against the Company arising out of the employment relationship, whether predicated on this Agreement or on other grounds, shall not constitute a defense to enforcement of this Section 5 by the Company.

It is the intention of the parties that the terms of this Agreement be enforceable to the maximum extent permitted by law. To that end, the parties agree that if a court should declare any of the covenants in this Section 5 unenforceable, the court shall be authorized to modify or “blue pencil” the covenants to the extent necessary to cure any legal impediment to enforcement.

(v) This Agreement does not relieve the Executive of other legal responsibilities and liabilities that Executive has to the Company under applicable state and federal statutes and common law. To the contrary, Executive acknowledges that this Agreement creates additional rights and responsibilities for protecting the Company’s interests.

6. Waivers, Modifications and Amendments. No waiver or modification or amendment of this Agreement or of any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith.

7. Notices. Notices shall be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company:	Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293 E-mail: rlloyd@bbins.com

If to Executive:	To the most current residence address on file with the Company.

8. Assignment and Enforcement. Executive agrees that Company may freely assign this Agreement or any of its rights or privileges hereunder in connection with any sale or transfer of some or all of Company’s assets or subsidiary corporations, Company’s sale of a controlling interest in the Company’s stock, or the merger or other business combination by Company with or into any business entity. Executive further agrees to be bound by the provisions of this Agreement for benefit of the Company to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive shall be required to render this Agreement enforceable by any assignee, transferee, or successor. The Company’s assignees, transferees, or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including the restrictive covenants set forth in Section 5. Executive’s services hereunder are personal in nature, and Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns. Other than as contemplated in this Section 8, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder.

9. Change in Control. Notwithstanding the foregoing terms of Section 8, should there be a change in control of Company, and the resulting entity employs executives whose duties are similar in character, classification or responsibilities to Executive’s, this Agreement shall be deemed modified to provide Executive with all terms and benefits necessary to provide Executive with equivalent terms and benefits to those of the similar executives. For purposes of this clause, a “change of control” means that the holders of more than 50% of the voting stock of Company before the transaction closes hold less than 50% of the voting stock of Company after the transaction closes.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

11. Jurisdiction and Venue. This Agreement is entered into between Executive and Company in Volusia County, Florida, and becomes binding on the parties in Volusia County, Florida. Should Executive execute this Agreement at any location other than Volusia County, Florida, Executive hereby acknowledges that such was for the sole convenience of Executive, and Executive hereby waives any claim that the situs of this Agreement is any place other than Volusia County, Florida. Any litigation or other proceeding (“Proceeding”) arising out of, under or relating to this Agreement shall be initiated in either: (a) the courts of the State of Florida, County of Volusia; or (b) if federal jurisdiction is established, in the United States District Court for the Middle District of Florida. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any such Proceeding in any other court. The parties agree that either or both of them may file a copy of this Section 11 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each party agrees that the chosen exclusive forums are reasonable and shall not be so inconvenient that the party will be deprived of the party’s day in court. Process in any Proceeding referred to in the first sentence of this Section 10 may be served on any party anywhere in the world.

12. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, AND/OR THE SEPARATION OF EXECUTIVE FROM EMPLOYMENT WITH THE COMPANY. THE PARTIES UNDERSTAND AND AGREE THAT, BY SIGNING THIS AGREEMENT, ANY LAWSUIT RELATING TO EXECUTIVE’S EMPLOYMENT, OR ANY SEPARATION, WILL BE HEARD BY A JUDGE, RATHER THAN A JURY.

13. Miscellaneous.

(a) Waiver. The waiver by Executive, on the one hand, or the Company, on the other hand, of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

(b) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior employment agreements or other agreements and understandings, both written and oral, among the parties hereto, with respect to the subject matter hereof. Any prior agreement between the parties with respect to the subject matter hereof shall be of no further force and effect, and to the extent of any such prior agreements, this Agreement shall be deemed a novation, good and sufficient consideration for which is acknowledged by both parties.

(c) No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the patties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a term of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference to the “discretion” of a party shall mean the sole judgment of the party.

(d) Executive’s Cooperation. During Executive’s employment with the Company and following any Separation, Executive shall reasonably cooperate with the Company in any internal, legal or regulatory proceeding which relates to Executive’s employment by Company. Company shall reimburse reasonable expenses incurred by Executive in providing such services as agreed in advance, which shall not exceed the actual cost or loss of income sustained by Executive plus any reasonable travel and lodging costs actually incurred, upon submission of receipts;

(e) Counterparts. This Agreement may be executed in counterparts, all of which together shall comprise one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement effective as of the date first written above.

EXECUTIVE	BROWN & BROWN, INC.

By:
Name:
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